As filed with the Securities and Exchange Commission on November 5, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TIME WARNER INC.

(Exact name of registrant as specified in charter)

Delaware	13-4099534
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

One Time Warner Center

New York, NY 10019-8016

(Address of principal executive offices)

Time Warner Supplemental Savings Plan

(Full title of the plan)

Paul T. Cappuccio

Executive Vice President and General Counsel

Time Warner Inc.

One Time Warner Center

New York, New York 10019

(212) 484-8000

(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price(1)	Amount of registration fee
Deferred Compensation Obligations(2)	$100,000,000.00	N/A	$100,000,000.00	$11,620.00

(1)	Estimated solely for purposes of determining the registration fee pursuant to the provisions of Rule 457(h) under the Securities Act of 1933, as amended.
(2)	Deferred compensation obligations are unsecured obligations to pay deferred compensation in accordance with the Time Warner Supplemental Savings Plan.

EXPLANATORY NOTE

Time Warner Inc. (the “Registrant”) has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register an additional $100,000,000 of deferred compensation obligations relating to the Time Warner Supplemental Savings Plan (the “Plan”).

Pursuant to General Instruction E to Form S-8, this Registration Statement incorporates by reference the contents of the Registrant’s Registration Statements on Form S-8, Registration Nos. 333-166599 and 333-177660, filed with the Securities and Exchange Commission (the “SEC”) on May 6, 2010 and November 2, 2011, respectively, except as otherwise updated or modified in this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the SEC by the Registrant pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or as otherwise indicated, are hereby incorporated by reference in this Registration Statement and shall be deemed to be a part hereof:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2013 (filing date February 26, 2014).

(b)

The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 (filing date April 30, 2014), June 30, 2014 (filing date August 6, 2014), and September 30, 2014 (filing date November 5, 2014).

(c)

The Registrant’s Current Reports on Form 8-K dated January 16, 2014 (filing date January 17, 2014), April 14, 2014 (filing date April 18, 2014), May 8, 2014 (filing date May 9, 2014), May 20, 2014 (filing date May 20, 2014), June 6, 2014 (filing date June 9, 2014), June 13, 2014 (filing date June 18, 2014), July 21, 2014 (filing date July 21, 2014) and October 2, 2014 (filing date October 8, 2014).

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein and to be a part hereof shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

The Plan is intended to constitute a non-qualified deferred compensation plan that, in accordance with Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended, is unfunded and established primarily for the purpose of providing deferred compensation for employees of the Registrant who earn compensation in excess of the Internal Revenue Code of 1986, as amended (the “Code”), Section 401(a)(17) limit on compensation eligible for deferral under a qualified retirement plan, as adjusted (the “Compensation Limit”). The Plan became effective on January 1, 2011. In accordance with the terms of the Plan, eligible participants (“Participants”) may elect to defer a portion of their compensation in excess of the Compensation Limit for a plan year (generally January 1 through December 31 of any year). Participants will be eligible to receive an allocation of matching deferrals from the Registrant (“Company matching deferrals”) if they elect under the Plan to defer a portion of their compensation that is in excess of the Compensation Limit and does not exceed $500,000. There is no Company matching deferral on elective deferrals on compensation in excess of $500,000. Participants are 100% vested in their elective deferrals and become 100% vested in Company matching deferrals, if any, after completing periods of service of at least two years; provided that any Company matching deferrals shall immediately vest upon death, disability, the attainment of age 65, or upon a change in control, in each case, while employed by the Registrant.

Participants allocate their elective deferrals and Company matching deferrals, if any, among various hypothetical targeted investment options. The Plan’s investment committee or the Registrant’s Board of Directors may add to, decrease or change the hypothetical targeted investment options offered under the Plan, at any time and for any reason.

An account is established for each Participant. The value of a Participant’s account is based on the amounts deferred by the Participant, Company matching deferrals, if any, and the performance of the hypothetical targeted investment options selected by the Participant. Each participant assumes the risk in connection with any decrease in value of such Participant’s account deemed invested in the hypothetical targeted investment options selected by the Participant.

The obligations of the Registrant under the Plan (the “Deferred Compensation Obligations”) are generally payable six months after the month of the Participant’s separation from service and, in accordance with such Participant’s advance notice election, will be made in either a single lump sum distribution or in installments (for elections that have become irrevocable prior to December 1, 2013, 120 monthly installment payments, and, for elections that have become irrevocable on or after December 1, 2013, 10 annual installment payments). Distributions of Deferred Compensation Obligations will be made upon death, the occurrence of an unforeseeable emergency or legal incapacity.

The Deferred Compensation Obligations are general unsecured obligations of the Registrant to be paid in the future from the general assets of the Registrant in accordance with the terms of the Plan. All payments made under the Plan shall be made directly by the Registrant from its general assets subject to the claims of any creditors and no deferred compensation under the Plan shall be segregated or earmarked or held in trust. Participants shall be unsecured creditors of the Registrant with respect to all Deferred Compensation Obligations owed to them under the Plan.

The right to receive payment of the Deferred Compensation Obligations under the Plan may not be assigned, sold, transferred, pledged or encumbered, except to such extent as may be required by law.

The Registrant may amend the Plan at any time. In addition, the Registrant may terminate or suspend the Plan to the extent permitted without adverse tax consequences under Treas. Reg. § 1.409A-3(j)(4)(ix) and such other applicable guidance under Section 409A of the Code; provided that no termination or amendment of the Plan shall deprive a Participant of the right to receive the amounts credited to the Participant’s account, in accordance with the terms of the Plan.

Item 5.	Interests of Named Experts and Counsel.

Brenda C. Karickhoff, who is providing an opinion on the legality of the Deferred Compensation Obligations being registered hereby, is Senior Vice President and Deputy General Counsel of the Registrant. As an employee of the Registrant, Ms. Karickhoff participates in equity compensation plans of the Registrant on the same basis as other similarly eligible employees, pursuant to which she owns or has options or rights to acquire an aggregate of less than 1% of the Registrant’s outstanding common stock. Ms. Karickhoff is eligible to participate in the Plan.

Item 8.	Exhibits.

The exhibits listed on the accompanying Exhibit Index are filed or incorporated by reference as part of this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 5, 2014.

TIME WARNER INC.

By:	/s/ Howard M. Averill
Name: Howard M. Averill
Title: Executive Vice President and Chief Financial Officer

Each of the undersigned directors and officers of Time Warner Inc. hereby severally constitutes and appoints Paul T. Cappuccio, Pascal Desroches, Brenda C. Karickhoff, Howard M. Averill, Edward B. Ruggiero and Robert K. Kane, and each of them, as attorneys-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign any amendments to this Registration Statement (including post-effective amendments) and any subsequent registration statement filed by Time Warner Inc. pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on November 5, 2014 in the capacities indicated.

Signature	Title

/s/ Jeffrey L. Bewkes Jeffrey L. Bewkes	Director and Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

/s/ Howard M. Averill Howard M. Averill	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Pascal Desroches Pascal Desroches	Senior Vice President and Controller (Principal Accounting Officer)

/s/ James L. Barksdale James L. Barksdale	Director

/s/ William P. Barr William P. Barr	Director

/s/ Stephen F. Bollenbach Stephen F. Bollenbach	Director

/s/ Robert C. Clark Robert C. Clark	Director

/s/ Mathias Döpfner Mathias Döpfner	Director

/s/ Jessica P. Einhorn Jessica P. Einhorn	Director

/s/ Carlos M. Gutierrez Carlos M. Gutierrez	Director

/s/ Fred Hassan Fred Hassan	Director

/s/ Kenneth J. Novack Kenneth J. Novack	Director

/s/ Paul D. Wachter Paul D. Wachter	Director

/s/ Deborah C. Wright Deborah C. Wright	Director

EXHIBIT INDEX
Exhibit Number	Description of Exhibit

4.1

Restated Certificate of Incorporation of the Registrant as filed with the Secretary of State of the State of Delaware on July 27, 2007 (incorporated herein by reference to Exhibit 3.4 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007).

*

4.2

Certificate of Amendment, dated June 4, 2008, to the Restated Certificate of Incorporation of the Registrant as filed with the Secretary of State of the State of Delaware on June 4, 2008 (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated June 4, 2008).

*

4.3

Certificate of Amendment, dated March 27, 2009, to the Restated Certificate of Incorporation of the Registrant as filed with the Secretary of State of the State of Delaware on March 27, 2009 (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated March 27, 2009).

*

4.4

Certificate of Amendment, dated May 24, 2011, to the Restated Certificate of Incorporation as filed with the Secretary of State of the State of Delaware on May 24, 2011 (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated May 20, 2011).

*

4.5	By-laws of the Registrant, as amended through July 21, 2014 (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated July 21, 2014).	*

4.6	Time Warner Supplemental Savings Plan (incorporated herein by reference to Exhibit 10.43 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2010).	*

4.7

Amendment No. 1 to the Time Warner Supplemental Savings Plan effective June 1, 2012 (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012).

*

4.8

Amendment No. 2 to the Time Warner Supplemental Savings Plan effective December 1, 2013 (incorporated herein by reference to Exhibit 10.48 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2013).

*

5	Opinion of Brenda C. Karickhoff, Senior Vice President and Deputy General Counsel of the Registrant.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Brenda C. Karickhoff, Senior Vice President and Deputy General Counsel of the Registrant (included in Opinion filed as Exhibit 5).	*

24	Powers of Attorney (included on the signature page of this Registration Statement on Form S-8 and incorporated herein by reference).	*

* Incorporated by reference